EXHIBIT 99

[inTEST Corporation News Release Letterhead]

inTEST CORPORATION REVISES FORECASTS

CHERRY HILL, NEW JERSEY - December 26, 2000...inTEST Corporation (NASDAQ:INTT) today announced that it anticipates lower than expected net revenues and net earnings for its fourth quarter ending December 31, 2000. The Company currently estimates that net revenues will be in the range of $20.0 to $21.0 million and that diluted earnings per common share will be between $.10 and $.12 per share. The Company had previously forecast net revenues of $22.0 to $23.0 million and diluted earnings of $.23 to $.25 per share. Actual results will be announced on February 27, 2001, following completion of the Company's annual audit.

Hugh T. Regan, Jr., Treasurer and CFO said, "The shortfall in net revenues compared to the amount originally forecasted was primarily the result of three factors. In our Cherry Hill manufacturing facility, we substantially increased the manufacturing capacity allocated to new manipulator product development during the fourth quarter. Two significant new manipulator designs were essentially completed during the last several weeks of the fourth quarter. As we had previously announced, we anticipated that we would need to allocate a greater amount of manufacturing capacity to these new products, which were approaching production readiness; however, we underestimated the amount of time needed to complete both new products. In our Sunnyvale manufacturing facility, where we manufacture our tester interface products, a major customer who distributes our products in Taiwan postponed the delivery of a significant order that was ready to be shipped. In addition, we experienced a significant level of product defects with certain previously shipped tester interface products, which required an unanticipated level of product rework. We have identified and corrected the problem and have completed refitting most of the units. We do not anticipate any significant impact on our future manufacturing operations from the balance of this refitting effort."

Mr. Regan continued, "While the downward revision in the estimate of diluted earnings per common share was primarily the result of the shortfall in net revenues, it was compounded by an increase in product material costs related to the aforementioned replacement of component parts in certain interface products and by higher than anticipated levels of direct labor expense related to both the increased product development efforts and the correction of the defective products."

Robert E. Matthiessen, President and CEO said, "Our business is reflecting what is occurring throughout the semiconductor industry in that we have experienced a slowdown in our order rate this quarter, some of which has been caused by delays of originally anticipated order dates. Although we believe our order rate will be approximately equal to last quarter, many of our customers are reporting a decline in order rates. The current uncertainty in the economy as a whole makes it difficult to forecast what to expect in 2001 for our industry and ourselves. However, inTEST continues to develop new products and improve internal processes that will position us to participate fully in the next upswing of the industry."

inTEST Corporation is a leading independent designer, manufacturer and marketer of interface solutions and temperature management products that semiconductor manufacturers use in conjunction with automatic test equipment in the testing of integrated circuits. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore and design, sales, service and support offices in New Jersey, Massachusetts, California, the UK, Japan, Singapore, and Germany. Design, sales, service and support are also provided by inTEST personnel located in Arizona and Texas.

Certain of the statements by Messrs. Regan and Matthiessen are forward-looking statements that are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. In addition to the factors discussed above, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; a decline in the demand for integrated circuits; changes in rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; costs associated with, and progress in, the integration of acquired operations; and other risk factors set forth from time to time in our SEC filings including, but not limited to, our report on Form 10-Q for the quarter ended September 30, 2000.